Exhibit 10.16

SIC CONTRACT No. 100

CONTRACT MANUFACTURING AGREEMENT

        This Contract Manufacturing Agreement (the “Agreement”) is entered into and between Valcent Manufacturing, LP, a Texas limited partnership (the “Company”) and Solid Integrations, LLC, a Texas limited liability company (“Contractor”).

RECITALS

        A.        Company desires to enter into an agreement with Contractor for certain manufacturing and assembly services, (the “Services”), whereby Contractor will, with the assistance of a subcontractor in Cd. Juarez, Chihuahua, manufacture (“Manufacture”) for Company certain Products at the Factory in accordance with the specifications and instructions of Company.

        B.        Contractor is willing to provide the Services and Manufacture the Products for Company under the terms and conditions set forth below.

AGREEMENT

        In consideration of the premises and mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
GENERAL DEFINITIONS

        Section 1.1 Definitions. The terms set forth below in this Article I shall have the meanings ascribed to them below:

        Affiliate: With respect to any person, means any person that directly or indirectly controls, is controlled by or is under common control with such person.

        Best Efforts: Means a party’s efforts in accordance with reasonable practice and/or consistent with its past practice.

        Delivery Date: Shall have the meaning defined in Section 2.4 hereof.

        Factory: Means Subcontractor's manufacturing facility for Products located at Ramon Rivera Lara #6220 Lara, Parque Ramon Rivera Lara, Cd. Juarez, Chihuahua, Mexico 32605.

        Finished Good(s): Means any Product that is 100% complete and packed in a shipping carton awaiting shipment to Company.

        Finishing Materials: Shall have the meaning defined in Section 2.2 hereof.

        FOB Point: Shall have the meaning defined in Section 3.2 hereof.

        Indemnified Amounts: Shall have the meaning defined in Section 11.1 hereof.

        Intangible Property: Shall mean the designs, drawings, components, data, technology, and other proprietary or confidential information relating to the Product, including any Patents, and any improvements or modifications to the Product or Patent.

        Know-How: Shall mean any and all technical information presently available or generated during the term of this Agreement that relates to the Product or Improvements and shall include, without limitation, all manufacturing data and other information related to the Product or Improvements and useful to the development, manufacture and effectiveness of the Product. Specifically included is the technical information relating, directly or indirectly, to the Patent.

        Manufacture Defect: Means any defect which is attributable to the Contractor’s failure to Manufacture, assemble, label, or pack of a Product in compliance with the Specifications or deliver the Product under the terms of this Agreement (hereinafter defined).

        Materials: Shall have the meaning defined in Section 2.2 hereof and shall include Raw Materials defined in Section 2.1(d) and Finishing Materials defined in Section 2.2 of this Agreement.

        Order: Shall have the meaning defined in Section 2.4 hereof.

        Patent: Shall mean the case numbers attached hereto as Schedule 1.01.

        Person: Means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

        Production and Delivery Schedule: Shall have the meaning defined in Section 2.5 hereof.

        Products: Means the products listed on attached Schedule 1.1 entitled “Products.” From time to time, the list of Products may be amended by the execution by the Company and the Contractor of an amended Products Schedule (Schedule 1.1) and an amended Price Schedule (Schedule 4.1). The term “Products” shall include Finished Goods.

        Raw Materials: Means the products defined in Section 2.1(d) herein.

        Specifications: Means detailed characteristics, descriptions, dimensions, and drawings of the Product and its components set forth in Schedule 1.1 attached hereto, and those Specifications that may be mutually agreed to in writing between the parties from time to time.

        Subcontractor: Means Mack Technologies, Inc., its Affiliates in Mexico and any other subcontractor that the Contractor may use to manufacture and/or assemble the Products.

        Tooling: Means the machinery, equipment, tooling, molds and dies of Company or its Affiliates used to manufacture the Products, which are made available by Company to Contractor and listed on attached Schedule 1.2 entitled “Tooling.”

        Trademarks: Shall have the meaning defined in Section 12.1 hereof.

        Transfer: Shall have the meaning defined in Section 15.14 hereof.

        Warehouse: Shall mean the warehouse facilities in El Paso, Texas that Contractor may use to store the Products, the Tooling and the Raw Material.

        WIP Inventory: Means the work-in-progress inventory of Products.

ARTICLE II
MANUFACTURING SERVICES

      Section 2.1   General Services

    (a)        Contractor, with the use of the Subcontractor, covenants and agrees to cause the Products to be manufactured and assemble (referred to as the “Services”) the Products that Company requests it to Manufacture at the Factory utilizing the Materials, Tooling and such other tools, machinery, equipment, and fixtures (and computer systems, if any) of Contractor located in and at the Factory, provided that the Purchase Orders for the Products requested by the Company are consistent with the terms and conditions contained in this Agreement. Contractor contracts and guarantees that the Services shall be carried out in a good and workmanlike manner, in compliance with all applicable laws, codes, rules and regulations, and in strict compliance with the Specifications..

    (b)        Subcontractor shall have available at the Factory to provide the Services all Materials, facilities, employees, technical, spare parts, computer systems and any other items required for the rendering of the Services. Company shall make the Tooling available to Contractor subject to the terms and conditions of Section 5.2 of this Agreement.

    (c)        The bulk of the Services will consist of the Manufacture of Products by Contractor with Materials provided by Company and using Tooling and Raw Materials made available to Contractor by Company or purchased by Contractor on behalf of Company.

    (d)        Contractor shall assist Company in the purchase of materials and supplies (the “Raw Materials”) for the manufacture of the Products under this Agreement using the following procedures. First, Contractor shall prepare purchase orders for Materials. Such purchase order shall be delivered to Company for approval. After Company approves the purchase order then Contractor shall place the order for the Materials will delivery either directly to Contractor or to Company. The invoice shall be in Company’s name and shall be sent to Company for payment. Company shall make all payments directly to the supplier. Contractor shall make arrangement for delivery of the Materials. For purposes of this Agreement and except as otherwise specifically provided, all references to “Materials” shall include Raw Materials.

    (e)        Contractor shall or shall require the Subcontractor to initiate, maintain, supervise and provide notices of all safety precautions and programs in connection with the Manufacture and assembly of the Product and to provide all necessary protection to prevent damage, injury or loss to (i) all employees involved with the Manufacture of the Product and other persons who may be affected thereby, (ii) all the work under this Agreement and all materials and equipment to be incorporated and used in accordance therewith, and (iii) other property at the Factory. Contractor shall take reasonable safety precautions necessary to prevent damage, injury and loss to persons and property at the Warehouse.

        Section 2.2 Finishing. Contractor will provide finishing Services to Company as part of the Manufacture of Products contemplated in this Agreement. The finishing Services will include, without limitation, labeling, inspecting, repairing, tagging and packaging. The finishing Services shall comply with written instructions Set forth on Schedule 2.2 attached hereto. Packing shall include placing the Finished Goods in a shipping carton, stretch wrapped, taped and stored on pallets. Company shall supply labels and cartons (“Finishing Materials”) to provide the finishing services. Finishing Materials and any raw or other materials provided by Company under this Agreement are included in the definition of “Materials.”

      Section 2.3   Repair and Return Services.

    (a)        For any and all customer returns of Products Manufactured during the term of this Agreement which contain a Manufacture Defect (a “Defective Product”) as determined in Section 2.3(b) of this Agreement, then Contractor will at its expense replace the Defective Product. In connection therewith, Contractor shall return to Company all Defective Products or at Company’s request dispose of such Products. Company agrees that the Contractor shall not be responsible for repairing or replacing Products returned by Customers for reasons other than Manufacture Defects. Unsatisfactory performance not caused directly or indirectly by a Manufacture Defect of a Product and related to a Product’s design shall not be considered to be a Manufacturing Defect.

    (b)        Products returned by Company’s customers shall be held by Company at Company’s facilities in El Paso, Texas, or such other location selected by Company. Contractor and Company agree to work in good faith and cooperate fully with one another in reaching an equitable resolution as to whether any such Product contains a Manufacture Defect. If Company believes that a Product is a Defective Product, then it shall notify Contractor. The determination of a Defective Product shall be as follows:

    (i)        Contractor shall have the option of inspecting the Product to determine if it is a Defective Product using its quality control checklist within thirty (30) days from the date of notice from Company.

    (ii)        If Contractor reasonably believes based on its inspection that the Product is not a Defective Product, then at Company’s option, the Product shall be inspected by a third party testing laboratory mutually selected by Contractor and Company and the decision of the laboratory shall be binding on all parties. If Company and Contractor cannot agree on a laboratory, then the testing laboratory shall be selected by TAMS (defined in Section 15.14). If the Lab determines that the Product is a Defective Product, the Lab’s fees shall be born by Contractor. If the Lab determines that the Product is not a Defective Product, the Lab’s fees shall be borne by Company.

        Section 2.4   Purchase Orders.   From time to time during the term hereof, the Company will place a written order (an “Order”) for specific Products with Contractor. Each Order will show quantities by line, price, delivery dates (each a “Delivery Date”), shipping dates and priorities and shall reference this Agreement. Contractor agrees to accept all Orders for Products that comply with the terms of this Agreement and that do not vary in time or more than ten percent (10%) in quantity from the rolling forecasts provided by Company to Contractor pursuant to Section 2.5 hereof (Schedule 2.5) and cause such Products to be Manufactured in a timely manner during the term of this Agreement, provided such Orders are received by Contractor at least ninety (90) days prior to the first scheduled Delivery Date. All such Orders must conform to the terms and conditions of this Agreement and shall be effective only upon being signed and marked “Accepted” by an officer or designated representative of the Contractor or acknowledged “Accepted” by electronic correspondence (including email) by an officer or authorized representative of Contractor. Contractor shall either accept or reject Orders within five (5) business days following receipt of an Order. Orders not accepted or rejected within the five (5) day period shall be deemed accepted. If there are any discrepancies between this Agreement and any Orders, this Agreement will prevail and no other terms or conditions set forth in the Purchase Orders shall apply unless agreed to in writing by the parties. If after the execution of any Order the Contractor becomes unable to meet any Delivery Date specifically because of the Company’s failure to perform with regard to product design or approvals, Contractor must give prompt notice of the expected delay. Company may then, at its sole option, cancel the Order or amend the Delivery Date. To amend the Delivery Date, , all such amendments must be documented in writing and must be signed by an authorized Company representative and an authorized Contractor representative. The Company shall be responsible for Contractor’s actual expenses related to the production of Products for which Orders are cancelled, including, but not limited to, the cost of materials and components purchased by the Contractor or the Subcontractor for the Manufacture of Products covered by accepted Orders. The Company’s responsibility for such expenses shall be limited to the Unit Price of the items listed on Schedule 4.1 for each item affected by the cancellation.

        Section 2.5   Production and Delivery Schedules.   Attached hereto as Schedule 2.5 is a Production and Delivery Schedule which shows the minimum quantities required to be delivered to and be purchased by the Company hereunder during the term of this Agreement by Product type. Additionally, Company will provide Contractor on a monthly basis beginning thirty (30) days after the date of this Agreement, no later than the fifth (5th) business day of each succeeding month, an estimated rolling twelve (12) week production and delivery requirements schedule by Product type (each, a “Production and Delivery Schedule”).

        Each Production and Delivery Schedule will show estimated quantities by line, estimated delivery dates, shipment dates and priorities. The parties agree that each Production and Delivery Schedule is only an estimate of future production requirements subject to periodic adjustments by Company and in no event shall constitute a binding commitment upon the Company to purchase any Products or upon the Contractor to manufacture and sell any Products unless and until Company delivers an Order to Contractor that is accepted by the Contractor. The parties acknowledge that this is a new Product. Accordingly, the parties agree to negotiate in good faith a revised Production and Delivery Schedule to accommodate the delivery of Product under this Agreement for customer demand.

        Section 2.6   Reports.   Contractor shall provide Company with a weekly report advising Company of the following (i) Raw Materials and Materials inventory, including resins, Packaging Materials, and other raw materials, (ii) Finished Products inventory, (iii) units of Finished Product manufactured and shipped during the week, (iv) Finished Product manufactured but not shipped during the week; and (v) outstanding Orders which have not been filed. Contractor shall also provide Company with such other reports as reasonably requested by Company from time to time relating to the services of Contractor under this Agreement.

        Section 2.7   Contract Arrangement with Subcontractor.   Contractor may subcontract its manufacturing obligations under this Agreement to Subcontractor. Such subcontract or assignment shall not relieve Contractor of its obligations under this Agreement. Likewise, Contractor guarantees all of Subcontractors performance and obligations under this Agreement. Contractor shall bear all costs associated with transferring the Materials, Tooling, Raw Materials and other supplies from El Paso County, Texas (including the Warehouse) to the Factory in Mexico. Further, Contractor agrees to ensure that Subcontractor:

    (a)        Provide all general administrative and accounting personnel and employ all necessary personnel required to manufacture the Products.

    (b)        Obtain and maintain during the term of this Agreement all permits and approvals from all governmental authorities required to manufacture the Product.

    (c)        Manufacture the Products in accordance with all applicable specifications of the Company as provided by the Company from time to time.

    (d)        Provide all Product quality control required to assure compliance of the Products manufactured by Contractor with the Specifications.

    (e)        Provide adequate production scheduling to assure the timely production of the Products and timely delivery of the Products.

    (f)        In its performance of this Agreement, comply with all Mexican federal, state and local laws and regulations.

    (g)        Provide 24 hour building security at the Factory.

    (h)        Install and remove all Tooling and related equipment at the Factory.

      Section 2.8   Transportation and Customs.

    (a)        Company shall be responsible at its sole cost and expense for the transportation and importation of all Materials, including Tooling, Raw Materials, Finishing Materials and other items under this Agreement to and from the Factory. Contractor shall be responsible for all Mexican brokerage and customs fees related to the importation of all Materials, including Tooling, Raw Materials, Finishing Materials and other items to and from the Factory. Contractor shall be responsible at its sole cost and expense for all Mexican customs and duties, taxes, broker fees and importation formalities, including “in bond” requirements to comply with all applicable laws, rules and regulations in Mexico, including all Mexican importation and exportation permits. The Mexican customs documentation shall reflect that Company is the owner of such items supplied by Company. The items transported to Mexico shall be subject to a Commodatum Agreement between Contractor and Subcontractor.

    (b)        Company shall provide all necessary information for obtaining the permits such as the description, manufacture, model numbers, serial number, weight, value and type of packaging, if any, which may be required.

    (c)        Company shall be the importer of record for the Finished Goods to the U.S. Company shall be responsible for providing information required by Contractor to comply with U.S. Customs regulations regarding matters of classification and value.

    (d)        Contractor shall be responsible for the preparation of all necessary NAFTA certificates of origin needed to allow the Finished Good to be imported into the U.S., where appropriate as “originating goods” within the meaning of NAFTA. It is understood and agreed that in determining whether the Finished Goods to suit “originating goods” under NAFTA and in preparing the NAFTA certificate of origin, Contractor must rely upon affidavits or certificates of origin provided to Contractor by Company which set forth the origin of the raw materials and component parts provided by Company to Contractor and incorporated into the Finished Goods.

        Section 2.9   Insurance and Loss of Materials.   Contractor shall ensure that Subcontractor acquires adequate and sufficient property insurance to insure all of the Company’s Materials, Tooling, Raw Materials, Products and all other Company’s property held by Contractor under the terms of this Agreement, including while such property is in Mexico, against theft, fire and other casualty loss and at full replacement value. Such insurance carrier shall be reasonably acceptable to Company. Company shall be named as the loss payee or additional insured on such insurance policy. Such Insurance loss payment shall be payable in U.S. dollars. The policy shall contain a provision requiring the insured to provide at least thirty (30) days prior written notice of cancellation of such policy to Company. Contractor shall furnish Company with certificates of insurance evidencing the coverage required by this provision within thirty (30) days of the date of this Agreement and shall provide any renewal certificates at least thirty (30) days prior to the expiration date of such certificates. In the event that Contractor fails to obtain such insurance coverage as required by this Agreement, Company may, at its option, obtain such coverage and charge Contractor for the price of such insurance.

        Contractor shall provide Company with schedule of insurance amounts based on a rolling average of insurance amounts based on the level of production and the value of Materials, Tooling, Raw Materials, Products and other Company property being insured. The schedule shall be provided ninety (90) days after the effective date of this Agreement, provided Contractor shall provide insurance as provided herein during such ninety (90) days.

        Contractor shall be responsible for and shall reimburse Company the replacement value for any Materials and Tooling not returned to Company at Company’s Warehouse.

ARTICLE III
DELIVERIES

        Section 3.1   Deliveries.   Contractor will perform the Services and Manufacture the Products as required by each Order accepted by Contractor pursuant to Section 2.5., in the priority sequence requested by Company and within the agreed time frames. In the event that Contractor cannot meet an Order, Contractor will immediately notify Company in writing, and if the anticipated delay results from a reason other than a delay caused by the Company or a force majeure as defined in Section 15.9 below, Contractor agrees to make every reasonable effort (including requiring Subcontractor to run overtime shifts and to add personnel at cost to Contractor) to achieve and to meet the Order and Delivery Dates. All Deliveries must be a full Order, unless otherwise agreed by Company. Partial Orders may be filled only with advance written notice of Company. Company shall not be required to accept a partial Order.

        Section 3.2   FOB Point.   The Finished Goods shall be delivered by Contractor Exworks Factory or such other place of delivery in Mexico as may be mutually agreed upon by the parties (the “FOB Point”). Company shall bear the expense of transporting the Finished Goods from the FOB Point, including insurance and transportation charges. The Products shall be deemed delivered when accepted by Company’s agent or accepted by Company’s transportation company (after being loaded) at the FOB Point, together with all paperwork relating to the Products, including an executed bill of lading for the Product provided in the Order.

        Section 3.3   Time of Essence.  The Delivery Date set forth in the Order shall be the last date that Contractor can deliver the Products to the FOB Point and Contractor acknowledges and agrees that time is of the essence and that delivery of any Products to the FOB Point after the Delivery Date shall constitute a material breach, even if the Products are nonetheless accepted by Company after said date. No partial shipments are allowed unless expressly authorized in advance and in writing by Company. Any such authorized partial shipments must be made in like proportion to the size/color breakdown specified by Company in the Order.

        Section 3.4   Late Delivery.  Subject to the terms of Section 3.3 above, if any Products are completed and made available to Company after the Delivery Date, Company may, at its sole option and without waiving any of its other rights and remedies, accept the Products or any proportion and offset Company’s actual costs and expenses including delivery costs, arising from Contractor’s delay or breach of any provision of this Agreement against sums owed by Company to Contractor. For purposes of this Section 3.4, a Product will not be considered delivered after the Delivery Date if the delay is caused by any action of the Company, including changes in the order amount or Product specifications, or if the delay is caused by circumstances outside the control of Contractor, including customs inspection delays provided Contractor provides Company with reasonable notice of such delays.

        Section 3.5   Risk of Loss.  Contractor assumes all risk of loss until the time Products (or Materials or WIP Inventory, if appropriate) are delivered by Contractor to the FOB Point, ..

ARTICLE IV
PRICE AND PAYMENT

        Section 4.1   Price.  Subject to certain reductions or increases (if any) referred to below, from the date hereof through and including the term of this Agreement and any Orders placed under this Agreement, Company will pay Contractor for the Services and the Manufacture of the Products in accordance with the price schedule attached as Schedule 4.1, and thereafter, at prices mutually agreed upon in writing by the Company and Contractor. In the event Company introduces any modification or improvement to a Product or any cost element attributable to the manufacturing or packaging of a Product, which results in a net reduction or a net increase in the cost of manufacturing such Product, then the per unit price of such Product in effect at such time will be reduced or increased by the corresponding net reduction or increase in cost attributed to such change, as mutually agreed by Company and Contractor. The price shall not increase by the cost of any component (i.e. Raw Material) provided by Company, unless the cost to assemble or manufacture the Product based on such component increases.

        The parties shall negotiate the terms, including advance payments, for any components or Raw Materials purchased by Contractor at Company’s request. .

        Section 4.2   Price Increase/Decrease.  The Contractor may increase or decrease the prices set forth in Schedule 4.2 once a year based on increases or decreases in the Contractor’s and its Subcontractor’s actual costs of labor, materials and other production costs. The price increases or decreases will be submitted to the Company within thirty (30) days prior to the annual anniversary date. The parties agree to negotiate in good faith an adjustment to the prices set forth in Schedule 4.2. If mutually agreeable price terms are not reach by the annual anniversary date, then either party may terminate this Agreement upon providing the other party with at least ninety (90) days written notice. Reasonable written documentation must be provided for all price increases. Requested increases or decreases cannot exceed ten (10) per cent per year unless the Contractor’s actual costs exceed such figure. The Contractor and the Company agree to negotiate in good faith to arrive at pricing adjustments due to changes in design, components, or component sourcing.

        Section 4.3.   Price Reductions.  The Contractor and the Company shall work together to identify and reduce costs in the manufacture, fabrication, assembly and packaging of the Product.

        Section 4.4   Payment.  All payments due hereunder shall be in United States of America dollars and are due and payable at the address of the payee set forth under Section 15.4 hereof. All shipments may be invoiced by Contractor at the time the Products arrive at the FOB Point . Payments shall be within fifteen (15) business days after the later of: (i) the date on which Company receives the invoice from Contractor, or (ii) the date the Products are delivered to the FOB Point and Company (or its designated agent) acknowledges receipt of the Finished Goods, or has actually received the Finished Goods, unless Company objects to the Products under Sections 3.4 and/or 7.2 of this Agreement prior to such date, in which case Company shall not be required to pay for such rejected Products if they do not conform with the terms and conditions of this Agreement. Company shall receive credit against the purchase price for any cash advances for Raw Materials under Section 2.1(d) of this Agreement which were used to manufacture or package the Products delivered and invoiced for payment. All payments shall be by wire transfer or check from Company from time to time payable to Contractor. Payment by Company shall not be considered a waiver by Company for Products that fail to comply with the terms of this Agreement.

        Section 4.5   Credits and Charge Backs.  Company shall be entitled to $22 per Product plus a replacement Product for each returned or rejected Product by Company’s customers based on a Manufacture Defect (Defective Product). Company shall be entitled to $22 per Product for each returned or rejected Product by Company’s customers based on the Product not complying with the terms of this Agreement (other than a Defective Product ).

        Assuming the Products are packaged according to Specifications, then Contractor shall not be responsible for damage in shipping, shipping delay, or loss caused by a common carrier not caused by Contractor). Company shall use its best efforts to provide Contractor with written notice of any charge back or credit (including the reason for such charge back) within sixty (60) days after the date Company receives a returned Product or within thirty (30) days after Company rejects a Product pursuant to Section 7.2 hereof, provided that failure to give such notice shall not constitute a waiver by Company of its rights to credit or charge back for Products under this Agreement.

ARTICLE V
STORAGE AND OWNERSHIP OF PRODUCTS AND TOOLING

        Section 5.1   Ownership.  Contractor acknowledges and agrees that Company and its Affiliates, as the case may be, shall retain title to any Materials, Raw Materials, Tooling equipment and/or machinery which Company or any Affiliate thereof may now or in the future deliver or otherwise provide to Contractor, or the Subcontractor, or which Contractor purchases on behalf of Company under this Agreement, including, without limitation, any Tooling and Material. All Material, Tooling, Raw Materials, Product and other property of Company shall be returned to Company within ten (10) days after the termination of this Agreement.

      Section 5.2   Tooling and Material.

    (a)        Company shall make the Tooling available to Contractor, at no cost to Contractor, to use in the Manufacture of the Products under the terms and conditions of this Agreement. Neither Company nor any of its Affiliates is under any obligation to provide or make available to Contractor any equipment and/or machinery necessary to provide the Services other than the Tooling. The Tooling shall only be used for the Manufacture of Company’s Products. Company acknowledges that Company will authorize the Subcontractor to use such Tooling to manufacture products for Contractor under this Agreement.

    (b)        Contractor agrees to take delivery of, store and hold all Tooling as agent for Company and its Affiliates and to comply with Company’s instructions for the care of such Tooling. Contractor shall keep and hold the Tooling safe, secure and free from any and all liens or encumbrances. Upon initial receipt of the Tooling by Contractor, Contractor will inspect the Tooling and shall provide a written Tooling Inspection Report to the Company within ten (10) days of such receipt.

    (c)        Contractor shall be liable to Company for any loss or damage to the Tooling, normal wear and tear excepted, while in Contractor’s possession, custody or control in an amount equal to the full U.S. dollar replacement value. As provided in Section 15.12 of this Agreement, Contractor shall keep the Tooling properly insured with replacement value insurance.

    (d)        Contractor shall and shall require Subcontractor to properly maintain and operate such Tooling (including the molds and dies) in a safe and efficient manner in accordance with such operating and maintenance instructions as Company may deliver to Contractor from time to time during the term of this Agreement. Contractor shall, at its sole expense, maintain the Tooling in good condition and working order; normal wear and tear excepted, and will make all necessary repairs thereto. Contractor will notify Company in writing of any repairs, parts or service needed over and above routine maintenance and Company shall, if it determines such repairs, parts and services are necessary, and approves the same in writing, reimburse the Contractor the actual cost of such parts and service. Contractor shall perform preventative maintenance and corrective maintenance over and above routine maintenance on the Tooling at Company’s expense if requested by Company in writing. Contractor shall promptly notify Company if any such maintenance is required.

    (e)        Contractor shall, as quickly as possible, repair or replace all Tooling which is damaged beyond normal wear and tear at its sole cost and expense in a method approved in advance by Company in writing.

    (f)        Contractor shall return the Tooling to Company in the same condition received from Company, normal wear and tear excepted. Company shall have the right to take possession of the Tooling at the Warehouse or the Factory, as selected by Company by providing Contractor with written notice, at the conclusion of this Agreement or upon termination of this Agreement.

    (g)        Contractor and Subcontractor shall have no right, title or interest in such Tooling (whether or not such Tooling becomes worn out or destroyed), Materials, WIP, Finished Goods and agrees to keep them free and clear of all liens, security interests and encumbrances and further agrees to immediately return such Tooling to the Company upon demand. Contractor shall not move the Tooling from the Factory without Company’s advance written consent.

    (h)        At the request of Company, Contractor shall file or cause Subcontractor to file, such notices or filings in Mexico documenting the ownership of the Tools and Materials in the name of Company.

        Section 5.3   Storage.  Contractor and the Subcontractor shall: (a) keep all Materials, Tooling and packing materials for the Manufacture of the Products, as well as all Finished Goods and WIP Inventory in an area specifically designated for the storage of the Products, separate from the goods of Contractor or other persons, (b) inform Company of the exact location where the Materials, Tooling and packing materials for the Manufacture of the Products, as well as all Finished Goods and unfinished Products are stored and shall ensure that proper internal controls exist in respect of such storage space so as to provide reasonable assurance to Company that no undetected shrinkage will occur, and (c) be responsible for the safekeeping, safe handling, and proper storage of the Materials, Tooling and packing materials for the Manufacture of the Products, as well as all Finished Goods and WIP Inventory. Contractor shall not pledge or otherwise encumber the Materials, including the Tooling, Finished Goods, Raw Material or WIP in any manner whatsoever and shall specifically mark and identify such items as property of Company.

ARTICLE VI
INSPECTION AND ACCESS BY COMPANY

        Section 6. 1   Inspection.  Contractor hereby agrees and shall cause its Subcontractor to agree, to allow Company’s personnel access to the Warehouse and Factory during regular business hours or other facilities at which the Services are being carried out, in order for Company’s personnel to ascertain compliance on the part of Contractor with all of the terms and conditions of this Agreement and specifications provided by Company in connection with the Manufacture process. Contractor shall provide personnel consistent with Company’s past practices in operating the Factory to perform inventories of Materials, WIP Inventory and Finished Goods located at the Factory.

        Section 6.2   Acceptance.  Company’s acceptance and/or inspection of the Products shall in no event constitute a waiver of any of Company’s rights or remedies arising from or relating to Products which fail to company with the terms of this Agreement, including, but not limited to a customer’s rejection of the Products.

ARTICLE VII
WARRANTY, REJECTION AND CHARGE BACK

        Section 7.1   Warranty.  Contractor warrants that all Products shall fully comply with Company’s Specifications, including but not limited to all finishing Services, all requirements specified in Company’s Orders.

        Section 7. 2   Rejection or Return of Products. Company may reject and/or return the Products received or completed if any portion of the Product(s): (a) is or will be delivered to the FOB Point after the Delivery Date for such Product(s), (b) is not in strict conformance with the Product Specifications; (c) is completed or shipped contrary to size, finishing specifications, packing/shipment details or other written instructions agreed to between the Parties; or (d) is not as warranted under Section 10.2 of this Agreement. Any rejection and/or return found to result from one or more of the foregoing reasons listed as (a) through (d) shall hereinafter be deemed “Returned for Cause”. Company may charge and Contractor is liable for all reasonable expenses of unpacking, inspecting, storing and shipping up to $22.00 per Product, for any Products Returned for Cause. Within fifteen (15) days following a notice of rejection, Contractor and Company shall conduct a mutual examination of rejected and/or returned Products to determine whether the Product was Returned for Cause. If the Contractor fails or refuses to conduct a mutual examination of the returned or rejected Product, Company shall be entitled (but not required) to resell or dispose of the rejected Products on any terms Company sees fit in its sole discretion. Any such disposition or delay in inspection by Company or in giving notice of rejection to Contractor or in returning any rejected Products to Contractor shall not be deemed an acceptance of any Products.

After the initial 180-day (6 month) grace period at production commencement under this Agreement, Contractor agrees that the Products Returned for Cause shall not exceed an average of 1.5% of the rolling average twelve month rate of produced Products. In such event, notwithstanding any provision in this Agreement to the contrary, Company shall be entitled to terminate this Agreement. Company shall provide Contractor with 24-hours notice

        Section 7.3   Restrictions on Disposal of Rejected Products.  Contractor may not, under any circumstances or for any reason, sell, offer for sale, or in any other manner dispose of, any rejected or returned Products without the express written consent of Company.

ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF COMPANY

        Company represents, warrants and agrees to Contractor:

        Section 8. 1   Corporate Status and Good Standing.  Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority under its charter or articles of incorporation and bylaws to own and lease its properties and to conduct business as the same exists. Company is duly qualified to do business as a foreign corporation in all states in which the nature of its business requires such qualification except where the failure to be so qualified would not have an adverse effect on Company.

        Section 8.2   Authorization.  Company has full corporate power and authority under its articles of incorporation and bylaws, and its board of directors and shareholders have taken all necessary action to authorize it to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

        Section 8.3   Non-Contravention.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the articles of incorporation or bylaws of Company or any provision of any agreement or instrument to which Company is a party.

        Section 8.4   Validity.  There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Company or in connection with this Agreement.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF CONTRACTOR

        Contractor represents, warrants and agrees to Company the following:

        Section 9.1   Corporate Status and Good Standing.  Contractor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority under its certificate or articles of incorporation and bylaws to own and lease its properties and to conduct its business as the same exists. Contractor is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such party.

        Section 9.2   Authorization.  Contractor has full corporate power and authority under its certificate or articles of incorporation and bylaws, and its board of directors and stockholders have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of Contractor, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

        Section 9.3   Non-Contravention.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with or result in breach of, or require notice or consent under any law, the certificate or article or bylaws of Contractor or any provision of any agreement or instrument to which Contractor is a party.

        Section 9.4   Validity.  There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Contractor in connection with this Agreement.

ARTICLE X
COVENANTS AND AGREEMENTS

        Section 10.1   Labor.  During the term of this Agreement, Contractor agrees that it and Subcontractor shall be solely responsible for the payment of all wages, fringe benefits, social security, unemployment and similar expenses and taxes for their respective employees applicable to the performance of the Services contemplated under this Agreement. As required by any applicable law, Contractor warrants and agrees that it has produced and shall maintain in effect full statutory coverage for workers’ compensation, employers’ liability and disability insurance for all of its employees. Contractor further agrees and warrants that it has and shall comply with all applicable state, federal, foreign and other applicable wage and hour and other labor laws, including without limitation, all child labor, minimum wage, overtime and safety-related laws. Contractor agrees that any allegation or claim of a violation of any such law made by a governmental or regulatory authority, whether federal, state, local, foreign or otherwise, or by any other person, shall constitute a material breach of this Agreement. Contractor shall use its best efforts to cause Subcontractor to fully comply with all Mexican labor laws.

        Section 10.2   Non-Circumvention.  For a period of one (1) year after the termination of this Agreement, Company shall not directly or indirectly solicit orders of Products from Subcontractor without the involvement of Contractor. In such event, then during such one (1) year period, Company shall pay to Contractor a fee equal to $150,000, such amount to be paid within forty-five (45) days after Company solicits or places an order with Subcontractor. The penalty in this Section 10.2 shall apply only if this Agreement is terminated by Company for any reason other than based on the provisions of Section 7.2 (1.5% Returned for Cause) or for cause by Contractor. The penalty in this Section 10.2 shall not apply if Contractor terminates this Agreement for any reason other than cause by Company. For cause shall mean a termination based on Section 13.1(c)(iii) through (vii).

        Section 10.3   Financing.  Contractor shall submit to Company within ten (10) days from the date of Company’s request and within (10) days upon request from time to time thereafter, financial reports and supporting documentation demonstrating that Contractor has adequate financing immediately available to it which would enable Contractor to perform its obligations hereunder. It shall be deemed to be a material breach of this Agreement in the event such reports indicate, in Company’s good faith determination, that Contractor does not have adequate financing available to it to perform its obligations hereunder.

        Section 10.4   No Solicitation.  Each of the parties agrees with the other that it shall not during the term of this Agreement, and for the period of twelve (12) months thereafter, either on its own account or in conjunction with or on behalf of any other person, firm or company attempt to or actually (a) employ, solicit or entice away or (b) enter into a joint venture, independent contractor or other business relationship with, any person who is an officer, manager, consultant or employee of the other party.

ARTICLE XI
INDEMNIFICATION

        Section 11.1   Contractor’s Indemnification.  Contractor shall indemnify Company and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses (including loss profits) , damages, liabilities, judgments and expenses (including without limitation, reasonable attorneys’ fees, experts fees, and other costs incurred in connection with the defense of the foregoing, and other costs incurred in connection with the defense of the foregoing) (the “Indemnified Amounts”) incurred by Company or any of its Affiliates as a result of (i) any material error, inaccuracy, breach or misrepresentation in any of the covenants, representations and warranties made by Contractor in this Agreement, (ii) any violation or breach by Contractor of or default by Contractor under the terms of this Agreement, (iii) any defect in the Products Manufactured by Contractor (or Subcontractor) under this Agreement, (iv) any claim or allegation that Contractor or any of its contractors, representatives and agents, including the Subcontractor, have not fully discharged all obligations under labor laws as set forth in Section 10.1, (iv) the operation by Contractor of the Warehouse and the Subcontractor of the Factory during the term of this Agreement, (v) any dispute with a subcontractor, employee, independent contractor, Contractor, agent, supplier or other person related in any way to this Agreement; and (vi) any Manufacture Defect or failure to timely deliver the Product, which results in the return or rejection of the Product by Company’ s customers. Company shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 11.1.

        Section 11.2   Company’s Indemnification.  Company shall indemnify Contractor and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all Indemnified Amounts incurred by Contractor or any of its Affiliates as a result of (i) any material error, inaccuracy, breach or misrepresentation in any of the representations, covenants, and warranties made by Company in this Agreement, (ii) any violation or breach by Company of or default by Company of or under the terms of this Agreement, and (iii) claims related to or arising out of the design of the Product, including product liability claims, the adequacy of any warnings or labels with respect to the Product or any other negligent act of the Company. Contractor shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 11.2.

ARTICLE XII
INTELLECTUAL PROPERTY PROTECTION

        Section 12.1   Use of Intellectual Property.  Contractor understands and acknowledges that, in order to Manufacture the Products and provide the Services contemplated hereunder, the Company and/or its Affiliates may provide Contractor with or allow Contractor to use the trade names, trademarks, copyrights, symbols, logos, designs and design rights owned or licensed by Company and/or its Affiliates (the “Company’s IP Rights”). Contractor acknowledges that the Company’s IP Rights are the exclusive property of Company and/or its Affiliates and understands and acknowledges that it shall obtain no right, title or interest in or to the Company’s IP Rights by virtue of the Manufacture of Products, the provision of Services or carrying out its obligations under this Agreement. Contractor further agrees that it will not adopt, use, register as a trademark, trade name, business name or corporate name or part hereof, whether during the continuance of this Agreement or after its termination, any word or symbol which in the opinion of Company infringes or is confusingly or deceptively similar to the Company’s IP Rights. Company hereby grants to the Contractor and the Subcontractor solely during the term of this Agreement a non-exclusive, non-transferable, non-assignable, worldwide, fully paid up and royalty-free license, without the right to sublicense or make modifications, to use the Company’s IP Rights and Know-How and all technical information related thereto for the manufacture of the Products, for internal use only. Contractor shall require Subcontractor to execute a similar agreement regarding the use of Company’s IP Rights.

        Section 12.2   Assignment.  To the extent any right, title or interest in and to the Trademarks are deemed to accrue to Contractor, Subcontractor, or their Affiliates pursuant to this Agreement or otherwise, Contractor hereby assigns to the Company, and will cause its Subcontractor, and their Affiliates to assign to the Company, any and all such rights at such time as they may be deemed to accrue to Contractor, at no additional expense to Company.

        Section 12.3   Confidentiality.  During the term of this Agreement and thereafter, Contractor shall and shall cause the Subcontractor to treat the Know-How, Intangible Property, any and all improvements to the Know-How and Intangible Property, and any other information, data, reports and other records that it receives from Company as secret, confidential and proprietary (“Confidential Information”) and shall not disclose or use such information without the prior written consent of Company except as provided in this Agreement. Contractor shall and shall cause the Subcontractor to develop and implement such procedures as may be required to prevent the intentional or negligent disclosure to any person or entity of the Confidential Information communicated to Contractor and Subcontractor and its respective employees, agents, consultants and affiliates . This Section shall not apply to any Confidential Information which is: (a) in the public domain at the time of disclosure, or enters the public domain without breach of this Agreement; or (b) known to the receiving party prior to the disclosure, or is independently developed by the receiving party without reference to the Confidential Information; or (c) obtained by the receiving party in good faith from a third party not under obligation of secrecy to the disclosing party; or (d) the subject of a court or government agency order to disclose, provided the receiving party gives prompt notice to the disclosing party to allow the disclosing party to contest such order.

        Section 12.4   Intangible Property Ownership.  Contractor acknowledges Company’s exclusive right, title and interest in and to the Intangible Property and Know-How. All work product, designs, drawings and concepts in any form (including written or electronic) shall belong to Company and shall be delivered to Company upon request, including but not limited to at the termination of this Agreement. Contractor shall not at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing Company’s right, title, or interest in the Intangible Property and Know-How. Every use of any Intangible Property and Know-How by Contractor shall inure to the benefit of Company.

        Section 12.5   Ownership Rights.  Company shall at all times, during or after the term of this Agreement, be the sole owner of all rights relating to or emanating from Intangible Property, Know-How, or Improvements thereto.

ARTICLE XIII
TERMINATION

      Section 13.1   Termination.

    (a)        This Agreement shall continue until terminated as provided below.

    (b)        The parties agree to negotiate in good faith a continuing of the Agreement within sixty (60) day prior to each annual anniversary date. If the parties fail to agree on terms and conditions for the following year within such sixty (60) day term, then either party may terminate the Agreement as provided below.

    (c)        This Agreement may be terminated:

         (i)        at any time by mutual written agreement executed by Company and Contractor;

         (ii)        after the first one hundred eighty (180) days, by either Company or Contractor upon providing the other with at least ninety (90) days written notice;

         (iii)        at any time, by the Company, if a change in control of the Contractor shall occur upon giving the Contractor at least ninety (90) days advance written notice;

         (iv)        at any time, by the Contractor, if a change in control of the Company shall occur, upon giving the Company at least ninety (90) days advance written notice

         (v)        by either Contractor or Company if the other party shall fail to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party and such breach is not remedied by the breaching party within thirty (30) days of receipt of written notice of the breach given by the non-breaching party or, if a breach cannot reasonably be cured within thirty (30) days after written notice of the breach, the breaching party fails to take curative action and fails to diligently prosecute the same to completion, but not more than sixty (60) days.

         (vi)        to the extent enforceable, by either party if the other party becomes insolvent or the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits its inability to pay its debts as they become due.

        (vii)        by Company as provided in Section 7.2 of this Agreement.

    (d)        For purposes of Section 13.1(c)(iii) and (iv) above, a “change in control” shall be deemed to have occurred at such time as (i) any person, other than the persons or entities that currently own or control each respective party, is or becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Contractor’s common stock. Upon such termination, none of the parties nor any other person shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination, unpaid invoices from Contractor to Company, and Finished Goods delivered to Company prior to termination, except that the provisions of Sections 12 and 14 shall continue to apply.

        Section 13.2   Remedies.  In the event either party breaches in any material respect any representations, warranties or covenants hereunder or fails to comply in any material respect with any term or requirement of this Agreement, in addition to any other remedies the non-breaching party shall be entitled to (a) cancel this Agreement in accordance with Section 13.1(b)(ii), (b) reject shipments or Orders, (c) recover any and all actual damages as provided in Sections 11.1 (Contractor’s Indemnification) and 11.2 (Company’s Indemnification) of this Agreement for breach, and/or (d) offset any amounts due to the non-breaching party by any actual costs and expenses incurred by the non-breaching party as a result of such breach or failure to comply. Remedies herein shall not be exclusive but shall be cumulative of any other remedy herein or under any other statute or law.

        Section 13.3   Unfinished Products.  Unless otherwise agreed to by the parties, upon notice of termination of this Agreement, Contractor shall complete all Orders which have been issued and accepted in accordance with Section 2.4 of this Agreement.

ARTICLE XIV
CONFIDENTIALITY

      Section 14.1   OMITTED

ARTICLE XV
GENERAL PROVISIONS

        Section 15.1   Expenses.  Each party shall pay its own expenses, including the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

        Section 15.2   Entire Agreement.  This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

        Section 15.3   Waivers and Consents.  All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

        Section 15.4   Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (within two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the recipient as set forth below:

If to Contractor, to: Solid Integrations, LLC 7101 N. Mesa, Suite 359 El Paso, Texas 79912 Attn: Arturo Chavez (915) 613-3298 (Phone) (915) 613-3298 (Fax)

If to Company, to:

Valcent Manufacturing, LP
Attn: Glen Kertz, President; Eric Enciso, Chief Operating Officer
1057 Doniphan Park Circle, Suite H
El Paso, TX 79922
(915) 217-2875 (Phone) (915) 217-2879 (Fax)

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually delivered to the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

        Section 15.5   Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. No third party shall have any rights hereunder. No assignment shall release the assigning party.

        Section 15.6   Choice of Law; Section Heading.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other Jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The United Nations Convention on the International Sale of Goods is hereby excluded from application to this Agreement and any transaction pursuant to this Agreement. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        Section 15.7   Severability.   If any term or provision of this Agreement or the application thereof to any person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. A provision which is valid, legal and enforceable shall be substituted for the severed provision.

        Section 15.8   Construction.   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

        Section 15.9   Force Majeure.  Neither party shall be liable for loss nor damage nor deemed to be in breach of this Agreement and shall be temporarily excused from performance under this Agreement, if its failure to perform its obligations (other than payment obligations) results from: (1) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, foreign, or municipal government or any department or agency thereof; (2) acts of God; or (3) disaster, fires, strikes, energy shortage, embargoes, war, riot that made it impossible for such party to perform its obligations under this Agreement. Under such circumstances, performance under this Agreement that relates to the delay shall be suspended for the duration of the delay, provided that the party so affected resumes the performance of its obligations with due diligence as soon as practicable after the effects of such event have been alleviated provided that no such event shall relieve the Company from any of its payment obligations hereunder provided there are no rights for Company to withhold payment under this Agreement. In case of any such suspension, the parties shall use their best efforts to overcome the cause and effect of such suspension, but in no event shall either party be required to settle any litigation, strike, lockout or other labor difficulty contrary to its best interests in its sole discretion.

        Section 15.10   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        Section 15.11   Agency.  Contractor is an independent Contractor and no partnership, joint venture or other association shall be deemed created by this Agreement. Nothing in this Agreement shall be construed to constitute either party as the agent of the other party, and neither party shall represent to any third party that it (i) has any right or authority to act as the agent for the other party; (ii) has the authority to assume or create any obligation or responsibility, express or implied, on behalf of the other party; or (iii) otherwise represents the other party. Neither party shall have the right or authority to: (a); or (b) represent the other party as agent or in any other capacity.

        Section 15.12   Bankruptcy.  If during the term of this Agreement a petition in bankruptcy shall be filed by or against Contractor, or if Contractor shall, as a debtor, seek or take the benefit of any insolvency or debtor’s relief proceeding, or if Contractor shall file an assignment for the benefit of creditors, or if Contractor shall apply to its creditors to compound its debts, then in any such event, Company shall have the right to decline to take further deliveries hereunder or Company may, without prejudice to any other lawful remedy, cancel this Agreement, and in either case, Contractor shall upon demand deliver to Company all Tooling, Materials, WIP Inventory, Finished Goods or other property of Company in Contractor’s custody.

        Section 15.13   Assignment of Obligations.   Without the prior written authorization, neither the Company nor the Contractor, shall assign, subcontract or otherwise transfer (collectively “Transfer”) any obligations whatsoever under this Agreement; provided that Contractor may subcontract its manufacturing obligations under this Agreement to the Subcontractor subject to the terms of this Agreement. The assignment or subcontract shall not, unless otherwise agreed in writing, relieve either party of their obligations under this Agreement. Any such purported Transfer shall be void and of no effect and shall constitute a material breach of this Agreement, notwithstanding any alleged or actual knowledge of such Transfer by the non-transferring party.

        Section 15.14   Arbitration.  In the event of any controversy or claim arising out of or relating to this Agreement or the breach thereof the parties shall promptly negotiate in good faith to resolve their differences and to mutually agree upon a resolution of the dispute and in the event a satisfactory resolution of the dispute cannot be obtained then such dispute shall, at the written request of either party, be submitted to arbitration in accordance with the then existing rules of commercial arbitration of Texas Arbitration and Mediation Services (TAMS) or, if TAMS is unable or unwilling to administer the Arbitration, then it shall be conducted to Arbitration in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association (AAA). The arbitration shall be administered by TAMS in El Paso, Texas or, if TAMS is unable or unwilling to administer the arbitration, by the AAA in El Paso, Texas. If a party refuses or fails to participate in the arbitration process, the arbitrators may issue orders, hold hearings and otherwise conduct the arbitration, and issue a final award based on the motions, submissions and evidence presented by the party which participates. Judgment upon such award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the party seeking to enforce such award may elect. The prevailing party in any such arbitration proceeding shall be entitled to attorney’s fees and other out-of-pocket expenses reasonably and necessarily incurred in connection with such proceeding, the amounts of which shall be contained in the award of the arbitrator. Notwithstanding anything to the contrary provided for in this Section 15.14 and without prejudice to the above procedures, any of the parties hereto may apply to any court of competent jurisdiction for temporary injunctive or other provisional relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief.

[Signatures on Following Page]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

VALCENT MANUFACTURING, LP
By: Valcent Management, LLC

By: /s/ Eric Enciso
Name: Eric Enciso
Title: Chief Operating Officer

SOLID INTEGRATIONS, LLC

By: /s/ Arturo Chavez
Name: Arturo Chavez
Title: Chief Operating Officer

By: /s/ Rodolfo De La Ree
Name: Rodolfo De La Ree
Title: Chief Executive Officer

By: /s/ Carlos Soto
Name: Carlos Soto
Title: Chief Financial Officer

SCHEDULE 1.1

LIST OF PRODUCTS TO BE MANUFACTURED BY CONTRACTOR
FOR THE COMPANY
LIST OF SPECIFICATIONS

SCHEDULE 1.2
LIST OF TOOLING (MOLDS) PROVIDED BY THE COMPANY

______________________________

______________________________

SCHEDULE 2.5

PRODUCTION AND DELIVERY SCHEDULE

As referenced in Purchase Orders ("Orders") issued by Company to Contractor as provided in Section 2.5 of this Agreement

SCHEDULE 4.1

PRICING SCHEDULE

Product ___________________________	Unit Price $_______ per Unit